Exhibit 10.1

Prepared By:

Nies & Karras, P.C.

P. O. Box 759, Spearfish, SD 57783

Telephone: (605) 642-2757

RESTATED PURCHASE AGREEMENT

THIS RESTATED AGREEMENT is made and entered into on the day of January, 2021, by and between Roundhouse LLC, a South Dakota limited liability company, of 24020 Hardesty Road, Rapid City, SD 57702 (“Roundhouse”), and Dakota Territory Resource Corp., a Nevada corporation (“Dakota Territory”), the parties having jointly and mutually negotiated the terms, conditions, and language hereof:

W I T N E S S E T H:

Seller agrees to sell and Buyer agrees to purchase all Seller’s now owned and hereinafter acquired interest in and to the following described real property in Lawrence County, South Dakota, to-wit:

Tract A (0.66 acres +/-) and Tract B (0.15 acres +/-) of Moulton Terrace Subdivision to the City of Lead, Lawrence County, South Dakota,

plus the furniture, fixtures, equipment, liquor license, and other personal property designated herein (hereinafter referred to as the “Purchased Property”), all upon the following terms and conditions mutually understood and agreed to by and between the parties as follows:

1.Restatement. This Agreement entirely restates and supercedes the Commercial Real Estate Purchase Agreement executed by the parties on December 9, 2020.

2.Purchase Price.

2.1Amount and Payment. The total purchase price for the Purchased Property shall be Seven Hundred Fifty Five Thousand Dollars ($755,000.00), which shall be payable as follows:

2.1.1Earnest Money. Buyer shall pay the sum of $10,000.00 as earnest money deposit at the time of the signing of this agreement, receipt of which is hereby acknowledged by Seller. Buyer's earnest money deposit shall be retained by the closing agent, and shall be applied to the Purchase Price without interest. Such earnest money deposit shall be non-refundable and retained by Seller if this Agreement is terminated by Buyer pursuant to Article 4, below.

2.1.2Cash at Closing. Buyer shall pay the balance of the Purchase Price to the order of Seller in cash at closing, subject to Article 2.4, below.

2.2Allocation. The Purchase Price shall be allocated as follows:

Real estate	$500,000.00
Furniture, fixtures, and equipment	$150,000.00
Other personal property	$5,000.00
Liquor license	$100,000.00
TOTAL	$755,000.00

2.3Payment to Buyer’s Broker. Seller agrees the amount of $20,000.00 plus applicable sales tax shall be paid to Buyer’s Broker from Seller’s proceeds at closing as the commission for Buyer’s Broker.

3.Date of Closing and Possession. Closing shall occur on or before January 4, 2021, unless it is extended by the mutual written agreement of the parties. Buyer shall be entitled to possession as of the date and time of closing.

4.Contingencies. This Agreement is contingent upon the occurrence of all the contingencies set forth in this Section 4. If all of the following contingencies are not met, Buyer may cancel this Agreement and Buyer's earnest money deposit will be immediately returned to the Buyer in full, less any expenses incurred on Buyer's behalf, without interest.

4.1Title. This Agreement is contingent upon successful fulfilment of the Title Insurance provisions set forth below.

4.2Inspections. Buyer has completed all inspections provided for by the original Commercial Real Estate Purchase Agreement and they are no longer contingencies.

5.Conveyance. Seller shall convey the Purchased Property to Buyer by good and sufficient Warranty Deed, which instrument shall be delivered to Buyer at closing. Also at closing, Seller shall convey the furniture, fixtures, equipment, and other personal property by the Bills of Sale attached as hereto Exhibit A and Exhibit B and by this reference incorporated herein. Seller shall execute all necessary documents and take all necessary steps to transfer City of Lead liquor license RL24790 to Buyer as soon as possible after the date of closing.

6.Furniture, Fixtures, Equipment, and Other Personal Property. Included as part of the Purchased Property are

6.1The Furniture, Fixtures, and Equipment located on the real property purchased hereunder, as set forth on the Bill of Sale attached hereto as Exhibit A and by this reference incorporated herein.

6.2City of Lead liquor license RL24790. Seller hereby warrants Carmen Almanza or Seller is the lawful owner of such liquor license and the same is free and clear of all encumbrances. Both Carmen Almanza and Seller shall execute the Bill of Sale attached hereto as Exhibit B and by this reference incorporated herein

7.Taxes. Seller agrees to pay all real estate taxes, levies and assessments (special and general) and any road district or homeowner’s association fees and assessments (special and general) on the Purchased Property, if any, prorated to the date of closing based upon the most recent assessment information available from the taxing or assessing authority, or upon a good faith estimate if prior tax, assessment or fee information is not available. All subsequent taxes, levies, assessments and fees shall be paid by Buyer as they become due and payable. The Seller will not pay all special assessments prior to closing, and they shall be prorated to the date of closing as provided above.

8.Utilities. Buyer agrees to assume responsibility for all utility services serving the Purchased Property, if any, as of the date of closing.

9.Liens or Encumbrances. Seller agrees to sell and convey the Purchased Property to Buyers free of any mortgages, claims, liens or encumbrances on the date of closing.

10.Title Insurance. Seller agrees to furnish Buyer an Owner's title insurance policy in the amount of the sale price certified to a current date showing good and merchantable title in Seller. Buyer shall have a reasonable time in which to have the title insurance commitment examined and shall furnish to Seller, in writing, any objections which Buyer has to the title which renders the title unmerchantable. If defects exist, Seller agrees to cause said defects to be cured as expeditiously as possible at Seller’s expense. The title insurance commitment and policy shall be issued by the title company on its standard form, with printed exceptions as appear on the forms. The standard printed exceptions, any filed Covenants, Conditions and Restrictions, any filed articles and bylaws of the homeowner’s association, and the exceptions and encumbrances agreed to herein, shall not constitute conditions of unmerchantable title. If Seller cannot cure bonafide title defects, this Agreement shall, at Buyer’s election, either (a) be null and void and the Buyer’s earnest money deposit shall be then returned in full, or, (b) Buyer’s may elect to proceed with closing and waive the title defects.

11.Fees and Costs. Seller shall pay (i) the cost of the Owner's Title Insurance policy; (ii) any transfer and recording fees necessary to record the Warranty Deed. Buyer shall pay the cost for preparing this Agreement and Warranty Deed.

The parties shall split equally the closing fee to close this transaction charged by an attorney’s office or the title company, as well as any escrow fees.

All other fees and costs shall be paid by the party incurring them.

12.Indemnification. Seller agrees to indemnify and save harmless Buyer of and from all liabilities, losses, claims or damages arising out of (i) injury or damage of or to any person or property arising from Seller’s interest in said Property or conduct under this Agreement; and (ii) from and against all costs, attorney's fees, and expenses and liabilities incurred in the defense of any such claim, action, or proceeding brought against Buyer by reason of such claim.

13.Other Documents. The parties hereby mutually agree to execute any and all other documents necessary or needed in order to effectuate the purposes of this Agreement.

14.Default Provision. Time is declared to be of the essence of this Agreement and should either party default in any way or fail to perform any of the obligations required hereunder, then the nondefaulting party shall give the defaulting party written notice of the nature of the default and the defaulting party shall have a period of FIVE DAYS thereafter in which to cure the default. In the event that a default has occurred and the notice of default has been given, then and in that event, the nondefaulting party may then exercise any and all rights available in law and/or equity to the defaulting party.

15.Notices. All notices of default shall be in writing and may be given by: (1) certified mail, postage prepaid, addressed to the defaulting party’s last known post office address; (2) hand delivery; or, (3) process server, civil deputy or other official. All notices shall be deemed to be received by the defaulting party on the earlier of (1) two days after the date of posting by certified mail; or (2) the date of actual receipt if delivered by hand or by personal service.

16.Severability of Provisions. The invalidity or unenforceability of any term, phrase, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforcement of any other provision, or any part thereof.

17.Written Memorandum. This Agreement constitutes a memorandum of the final meeting of the minds between the parties hereto of all prior negotiations had by the parties in reference to all matters covered herein; and, this Agreement is to be binding upon the respective heirs, executors, administrators and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have set their signatures the day and year first above written.

Roundhouse, LLC

By: __________________________________

Isaac Almanza, Member

Dakota Territory Resource Corp.

By: _____________________________________

Gerald Aberle, President